Andrew I. Silfen (AS-1264)
Schuyler G. Carroll (SC-1234)
Arent Fox PLLC
1675 Broadway
New York, NY 10019
(212) 484-3900

Attorneys for the Debtors

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re	Chapter 11

IDEAL ACCENTS, INC., et al.,	Case No. 04-16632 (ALG)

Debtors.	(Jointly Administered)

SECOND AMENDED JOINT PLAN OF REORGANIZATION

Ideal Accents, Inc., Ideal Accents, Inc. (Ferndale), and T.O.E., Inc. (collectively, the "Debtors") hereby propose the following Plan of Reorganization (the "Plan") pursuant to Chapter 11 of Title 11 of the United States Code.

ARTICLE 1

DEFINITIONS

For purposes of this Plan of Reorganization and to the extent not otherwise provided herein, the terms below shall have the respective meanings hereinafter set forth and, unless otherwise indicated, the singular shall include the plural and capitalized terms shall refer to the terms as defined in this Article. Any term used in the Plan which is not defined below but which is used in the Bankruptcy Code shall have the meaning assigned to it in the Bankruptcy Code. Any term used in the Plan that is not defined but which is used in the Bankruptcy Rules shall have the meaning assigned to it in the Bankruptcy Rules.

1.1 "Acquirer" means Tryant Ideal Accents, LLC (“Tryant”), an entity formed for the purpose of acquiring newly issued shares of Ideal Accents, Inc. hereunder or its designee.

1.2 "Administrative Claim" means a claim under section 503(b) of the Bankruptcy Code that is entitled to priority under section 507(a)(1) of the Bankruptcy Code, including, without limitation, compensation and reimbursement of expenses for legal and other professional services rendered to or on behalf of the Estate awarded under section 330(a) or 331 of the Bankruptcy Code, or other post Petition Date expenses incurred as arising in the ordinary course of business which have accrued, and remain unpaid, as of the Effective Date.

1.3 "Allowed Administrative Claim" means all or that portion of any Administrative Claim that is or has become an Allowed Claim.

1.4 "Allowed Claim" means a Claim that is: (a) either filed timely or, with leave of the Bankruptcy Court, filed late, and as to which no party in interest files an objection on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or which is allowed by a Final Order of the Bankruptcy Court; or (b) listed on the Debtors' schedules or any amendments thereto, as undisputed, liquidated and non-contingent and as to which no party in interest files an objection on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court; or (c) objected to by a party in interest but such objection has been settled, withdrawn or resolved by a Final Order in favor of the Creditor; or (d) based upon an application of a professional person under §§327, 330 and 331 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Bankruptcy Case, to the extent that such application(s) is/are approved by a Final Order; or (e) expressly allowed under the Plan or the Confirmation Order. Unless otherwise specified herein or by order of the Bankruptcy Court, "Allowed Claim" shall not include any contingent or unliquidated Claim unless and until such Claim is no longer contingent and unliquidated nor shall "Allowed Claim" include interest on such Claim for the period from and after the Petition Date.

1.5 "Allowed Deficiency Claim" means a Deficiency Claim that is or has become an Allowed Claim.

1.6 "Allowed Interest" means an Interest, proof of which was timely and properly filed or, if no proof of interest was filed, which has been or hereafter is listed by the Debtor on its schedules, or any amendments thereto, as liquidated in amount and not disputed or contingent, and, in either case, as to which no objection to the allowance thereof has been interposed on or before the Confirmation Date or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which an objection has been denied or overruled by a Final Order.

1.7 "Allowed Priority Claim" means all or that portion of a Priority Claim that is or has become an Allowed Claim, other than an Administrative Claim.

1.8 "Allowed Priority Tax Claim" means all or that portion of a Claim entitled to priority under Bankruptcy Code §507(a)(8) that is or has become an Allowed Claim.

1.9 "Allowed Secured Claim" means all or that portion of any Secured Claim that is or has become an Allowed Claim.

1.10 "Allowed Unsecured Claim" means all or that portion of any Unsecured Claim that is or has become an Allowed Claim.

1.11 "Avoidance Action" means an action or proceeding which seeks to exercise or enforce the rights, remedies, defenses or avoiding powers set forth in Chapter 5 (§501 et seq.) of the Bankruptcy Code, state law or other similar laws.

1.12 "Bankruptcy Case" means the within jointly administered bankruptcy case, styled as In re Ideal Accents, Inc. (04-16632) (AJG); In re Ideal Accents, Inc. (Ferndale) (05-10052) (AJG); In re T.O.E., Inc. (05-10053) (AJG) pending in the United States Bankruptcy Court for the Southern District of New York.

1.13 "Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. §101 et seq., and all amendments thereof and additions thereto.

1.14 "Bankruptcy Court" means the United States Bankruptcy Court for the District of New York.

1.15 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure recommended by the Judicial Conference of the United States and prescribed by the Supreme Court of the United States, effective August 1, 1987, in accordance with the provisions of 28 U.S.C. §2075 of the United States Code, and all amendments thereof and additions thereto.

1.16 "Bar Date" means that date as established by Order of the Bankruptcy Court.

1.17 "Business Day" means any day other than a Saturday, Sunday or "legal holiday" as that term is defined in Bankruptcy Rule 9006(a).

1.18 "Cause of Action" means any, including under state or federal law, but not limited to, Avoidance Actions, and any potential right, claim, action, cause of action, counterclaim and/or defense to a Claim. The

1.19 "Claim" shall have the meaning ascribed in section 101(5) of the Bankruptcy Code.

1.20 “Creditor” means a holder of a Claim.

1.21 "Class" has the meaning assigned in Section 3.1 et seq. of the Plan.

1.22 "Committee" means any Official Committee of Unsecured Creditors appointed in the Bankruptcy Case.

1.23 "Confirmation" means the entry of an order confirming this Plan in accordance with §1129 of the Bankruptcy Code.

1.24 "Confirmation Date" means the date on which the Confirmation Order is entered on the docket maintained by the Clerk of the Bankruptcy Court.

1.25 "Confirmation Order" means the order issued and entered confirming this Plan pursuant to §1129 of the Bankruptcy Code.

1.26 "Debtors" means Ideal Accents, Inc.; Ideal Accents, Inc. (Ferndale); and T.O.E., Inc. (each of which is, individually, a “Debtor”).

1.27 "Debtors' Counsel" means Arent Fox PLLC attorneys for the Debtors retained pursuant to Bankruptcy Court order.

1.28 "Deficiency Claim" means that portion of a Claim which exceeds the Allowed Secured Claim of a particular Creditor; provided, however, that if the holder of such Allowed Secured Claim or the Class of which such Allowed Secured Claim is a member makes the election provided for in §1111(b)(2) of the Bankruptcy Code, there shall be no Deficiency Claim for such Claim.

1.29 “DIP Lender” means Tryant, LLC or its designee as lender of the DIP Loan or any entity to whom Tryant may assign its right to repayment of the DIP Loan (including, without limitation, Acquirer).

1.30 “DIP Loan” means that loan in the original principal amount of $75,000 to the Debtor in Possession made by the DIP Lender and approved by Court Order entered ________, 2006.

1.31 “DIP Lender Claim” means a claim for repayment of the DIP Loan.

1.32 "Distribution" means a distribution of property or cash to the holders of Allowed Claims pursuant to this Plan.

1.33 "Disclosure Statement" means the document filed, or to be filed, in connection with the Bankruptcy Case pursuant to §1125 of the Bankruptcy Code and approved, or to be approved, by the Court as containing "adequate information" as that term is defined in §1125(a)(1) of the Bankruptcy Code, any exhibits annexed thereto and any documents delivered in connection therewith, as the same may be amended or modified from time to time.

1.34 "Disputed Claim" means any Claim: (a) that is listed in the Schedules as disputed, contingent or unliquidated; or (b) as to which (i) a proof of claim has been filed, (ii) an objection, or request for estimation, has been timely filed (and not withdrawn) by any party in interest, and (iii) no Final Order has been entered thereon. In the event that any part of a Claim is disputed, such Claim in its entirety shall be deemed to constitute a Disputed Claim for purposes of distribution under this Plan unless a Final Order has been entered allowing such Claim. Without limiting any of the foregoing, a Claim that is the subject of a pending objection, motion, complaint, counterclaim, setoff, Avoidance Action or other defense, or any other proceeding seeking to disallow, subordinate or estimate such Claim, shall be deemed to constitute a Disputed Claim.

1.35 "Effective Date" means the next Business Day following the date upon which the Confirmation Order becomes a Final Order and not subject to any stay.

1.36 "Equity Holder" means the holder of an Interest.

1.37 "Estate" means the Debtors' bankruptcy estate created in the Bankruptcy Case pursuant to §541 of the Bankruptcy Code.

1.38 "Estate Representative" means Joseph Myers, of Clear Thinking Group, LLC the person designated by the Plan to manage the post-Confirmation administration, litigation and distribution to the holders of Allowed Claims.

1.39 "Estate Representative Assets" means any and all remaining Property of the Estate as of the Confirmation Date, including, without limitation, the proceeds of the sale of the stock of the Canadian non-debtor subsidiaries, the Avoidance Actions and the proceeds thereof, if any.

1.40 "Estate Representative Expenses" means all reasonable costs and expenses, including, without limitation, attorneys' fees and costs, incurred by the Debtors or its designee in the administration of its respective duties under and pursuant to this Plan.

1.41 “Ferndale” means Ideal Accents, Inc. (Ferndale), the debtor in case number 05-10052 (AJG).

1.42 "Final Order" means an order or judgment entered by the Bankruptcy Court, or another court of competent jurisdiction in connection with the Bankruptcy Case, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or to seek certiorari, review or rehearing has expired and as to which no appeal or petition for certiorari, review or rehearing is pending or as to which any right to appeal or to seek certiorari, review or rehearing has been waived in writing in a manner satisfactory to the Debtor.

1.43 “Ideal Accents” means Ideal Accents, Inc., the debtor in case number 04-16632.

1.44 "Impaired" shall have the meaning set forth in §1124 of the Bankruptcy Code.

1.45 "Interest" means any "equity security interest” in the Debtor or the interest of any "equity security holder," as those terms are defined in §§101(16) and (17) of the Bankruptcy Code, exclusive of any such interests held in treasury by the Debtor, which Interests are identified in the Lists of Equity Security Holders filed by the Debtor in connection with the Bankruptcy Case and/or registered in the stock registers maintained by or on behalf of the Debtor, and/or held in escrow and as to which Interest no objection has been made or such objection has been denied or dismissed by a Final Order.

1.46 "Interest Holder" means the holder of an Interest.

1.47 “Other Actions” means any and all claims, causes of action or actions, other than an Avoidance Actions, arising under any theory of law, equity or otherwise against any person or entity.

1.48 "Person" means an individual, corporation, partnership, joint venture, trust, estate, unincorporated association, unincorporated organization, governmental entity, or political subdivision thereof, or any other entity.

1.49 "Petition Date" means, with respect to Ideal, October 13, 2004, the date of commencement of the Ideal Accents, Inc. Bankruptcy Case; and with respect to Ferndale or T.O.E., January 5, 2005 the date of commencement of the Ferndale and T.O.E. Bankruptcy Cases.

1.50 "Plan" means this Plan of Reorganization, and any exhibits annexed hereto and any documents delivered in connection herewith as the same may be amended from time to time by any duly authorized amendment or modification, including, without limitation, by means of provisions in the Confirmation Order.

1.51 "Priority Claim" means any Claim entitled to priority under §507 of the Bankruptcy Code, other than Administrative Claims.

1.52 "Priority Tax Claim" means any tax claim entitled to priority under §507(a)(8) of the Bankruptcy Code.

1.53 "Professional" means a person: (i) employed pursuant to a Final Order in accordance with §§327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Confirmation Date pursuant to §§327, 328, 329, 330 and 331 of the Bankruptcy Code; or (ii) for which compensation and reimbursement of expenses has been approved by the Bankruptcy Court pursuant to §503(b)(4) of the Bankruptcy Code.

1.54 "Professional Fees" means Claims by professionals retained by the Debtor for compensation and reimbursement of expenses pursuant to §§330 and 331 of the Bankruptcy Code.

1.55 "Property of the Estate" means all property of the Debtors and the Estate of every type and nature, including without limitation, all Causes of Action, post-petition accounts, all general intangibles, all inventory, all machinery, equipment, furniture, furnishings, fixtures, motor vehicles, tools, parts, dies and jigs, all ledger sheets, files, books and records, documents, and instruments (including, but not limited to, computer programs, tapes, and related electronic data processing software), post-petition cash collateral and all of Debtors' deposit accounts (general or special) with, and all credits and other claims against, any depository bank or banks, or any other financial institution with which Debtor maintains any deposit, all of Debtors' now owned or hereafter acquired monies, all cash subsequently realized from the sale or liquidation of the Debtors' assets and property, proceeds derived or to be derived from Avoidance Actions and other litigation, together with interest earned thereon, and any and all other property and interests in property of Debtors and their Estate, all real property and leasehold interests in real property, all cash or non-cash proceeds of any of the foregoing, including insurance proceeds and any accession or addition thereto, and the replacements and products of any of the foregoing.

1.56 "Pro Rata Share" means the proportion that each Allowed Claim in a Class compares to the aggregate amount of all Allowed Claims in such Class calculated in accordance with the provisions of this Plan.

1.57 "Rejection Claims" has the meaning assigned in Section 9.1 of the Plan.

1.58 "Reorganized Debtor" means Ideal Accents, Inc. post-confirmation.

1.59 "Restricted" means securities that are subject to restrictions on transfer under the Securities Act of 1933, other U.S.C. federal or et. seq., under any regulations promulgated thereunder, and/or under any applicable state securities laws and regulations promulgated thereunder.

1.60 "Schedules" means the Debtors' Schedules of Assets and Liabilities and Statement of Financial Affairs, as amended from time to time, filed by the Debtors with the Court pursuant to Bankruptcy Rule 1007.

1.61 "Secured Claim" means a Claim that is (a) listed on the Debtors' schedules or any amendments thereto, as undisputed, liquidated and non-contingent and as to which no party in interest files an objection on or before any applicable period of limitation that may be fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court; (b) secured by a security interest in or lien upon any Property of the Estate that is not void or avoidable under the Bankruptcy Code or other applicable law to the extent of the value as of the Effective Date or such other date as is established by the Court; or (c) such security interest or lien as determined by a Final Order of the Court pursuant to §506(a) of the Bankruptcy Code.

1.62 “TOE” means T.O.E., Inc., the debtor in case number 05-10053 (AJG).

1.63 "Unclaimed Property" means any distributions to creditors that are unclaimed, including, without limitation: (i) cash and checks (and the funds represented thereby) that have been mailed to creditors and returned as undeliverable without a forwarding address; and (ii) checks (and the funds represented thereby) that were not mailed or delivered because of the absence of a proper address to which to mail or deliver such property.

1.64 "Unsecured Creditor" means the holder of an Unsecured Claim.

1.65 "Unsecured Claim" means a claim that is not secured by Property of the Estate, and that are not entitled to priority treatment under the Code.

ARTICLE 2

GENERAL PROVISIONS AND RULES OF CONSTRUCTION

2.1 Headings. Headings of the articles, paragraphs and sections of the Plan are inserted for convenience only and shall not affect the meaning of any Plan provision.

2.2 Severability. Should any provision or section of this Plan be determined to be unenforceable for any reason, such determination shall not impair, limit or otherwise affect the enforceability and operative effect of any other provision or section of this Plan.

2.3 Conflict. In the event of any inconsistency between any agreement, document or instrument and the terms of this Plan, the terms of this Plan shall control and govern, except that the terms of the Confirmation Order shall control all other documents.

2.4 Entire Agreement. This Plan supersedes all prior discussions, understandings, agreements and documents pertaining or relating to any subject matter of this Plan.

2.5 Amendment and Modification. Except as otherwise provided for herein, the Debtor may alter, amend or modify this Plan before or after the entry of the Confirmation Order in accordance with §1127 of the Bankruptcy Code.

2.6 Successors and Assigns. The rights and obligations of any Person referred to in this Plan shall be binding upon and shall inure to the benefit of the successors and assigns of such Person.

2.7 Governing Law. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under this Plan shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

2.8 Other Materials. The attention of creditors and equity security holders is directed to the Disclosure Statement approved in connection with this Plan.

2.9 Penalties. Unless allowed by the Court, no distribution shall be made on account of any Administrative Claim, Priority Claim, Secured Claim or Unsecured Claim for or in satisfaction of any punitive or exemplary damages or on account of any fine, penalty or forfeiture.

2.10 Late Claims. No Distribution shall be made on account of any Claims filed after the Bar Date, except for Administrative Claims, and except those Claims which specifically allowed by Final Order of the Bankruptcy Court, after notice and opportunity for a hearing. No distribution shall be made on account of Administrative Claims filed beyond the time frames established in this Plan, except as specifically allowed by Final Order of the Bankruptcy Court after notice and a hearing. Late Claims are unenforceable.

2.11 Rules of Construction. The words "herein," "hereof' and "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan unless the context requires otherwise. Whenever from the context it appears appropriate, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender include the masculine, feminine and the neuter.

2.12 Compliance. This Plan is not proposed principally for the purpose of avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933.

2.13 Computation Of Time. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

2.14 Binding Effect. The provisions of this Plan and the Confirmation Order shall be binding upon all parties-in-interest and all other Persons to the fullest extent permitted by §1141 of the Bankruptcy Code. The provisions of this Plan and the Confirmation Order shall also inure to the benefit of the Debtors, the holders of Claims and Interests and their respective successors, assigns, heirs and personal representatives, whether or not the Claims or Interests are impaired by the Plan and whether or not the holder of any Claim or Interest voted to accept or reject the Plan or was deemed to have accepted or rejected the Plan.

ARTICLE 3

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1 Classes. Allowed Claims and Allowed Interests shall be divided into the following classes (each a "Class" and collectively, the "Classes"), and shall be mutually exclusive:

Class	Description
N/A	DIP Lender Claim
N/A	Allowed Administrative Claims
N/A	Allowed Priority Tax Claims
1A	Allowed Non-Tax Priority Claims of Ideal Accents
1B	Allowed Non-Tax Priority Claims of Ferndale
1C	Allowed Non-Tax Priority Claims of TOE
2A	Allowed Secured Claims of Ideal Accents
2B	Allowed Secured Claims of Ferndale
2C	Allowed Secured Claims of TOE
3A	Allowed Unsecured Claims of Ideal Accents
3B	Allowed Unsecured Claims of Ferndale
3C	Allowed Unsecured Claims of TOE
4A	Allowed Interests of Ideal Accents
4B	Allowed Interests of Ferndale
4C	Allowed Interests of TOE

ARTICLE 4

TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

4.1 Allowed Priority Tax Claims. Each holder of an Allowed Priority Tax Claim, if there are any, shall be paid in cash on the later of the Effective Date or promptly upon an order allowing such claim becoming a final order. Debtor does not believe there are any Allowed Priority Tax Claims; this Section 4.3 is included for comprehensiveness.

4.2 Administrative Claims Bar Date. Except for applicants who have previously filed an application seeking allowance of an Administrative Claim prior to the Confirmation Date and the DIP Financing Claims, any applicant seeking allowance of an Administrative Claim that arises before the Confirmation Date, including Claims under §§503(b)(2) through (5) of the Bankruptcy Code, but not Administrative Claims for Professional Fees, shall file, within thirty (30) days after the Confirmation Date, an application with the Bankruptcy Court seeking, inter alia, allowance of such Administrative Claim. Failure to file and serve timely such applications or requests shall result in the disallowance of such Administrative Claims and such Administrative Claims shall be barred forever. All parties in interest can file objections to any such applications for allowance of Administrative Claims within the time frame provided for in this Plan or as permitted by the Bankruptcy Code, Bankruptcy Rules or further order of the Bankruptcy Court.

4.3 Bar Date for Administrative Claims for Professional Fees. Applications pursuant to §§330 and 331 of the Bankruptcy Code by Professionals for compensation and expenses incurred through the Effective Date must be filed within sixty (60) days thereafter. Failure to file and serve timely such applications or requests shall result in the disallowance of such Administrative Claims and such Administrative Claims for Professional Fees shall be barred forever. All parties in interest can file objections to any such applications for allowance of Administrative Claims for Professional Fees within the time frame provided for in this Plan or as permitted by the Bankruptcy Code, Bankruptcy Rules or further order of the Bankruptcy Court.

4.4 Class 1A: Allowed Non-Tax Priority Claims of Ideal Accents, Inc.

Class 1 consists of Non-Tax Priority Claims specified under Bankruptcy Code §§507(a)(3) through 507(a)(7) inclusive. Each Holder of an Allowed Non-Tax Priority Claim shall be paid (a) in full in cash on the Effective Date, or (b) upon such other terms as may be agreed to between the Estate Representative and each such Creditor. In the event a Priority Claim is a Disputed Claim on the Effective Date, such Claim shall be paid in full in cash within thirty (30) days after such Claim becomes an Allowed Priority Claim or as soon thereafter as practical, or upon such other terms as may be agreed to between the Estate Representative and the Creditor.

4.5 Class 1B: Allowed Non-Tax Priority Claims of Ferndale.

Class 1 consists of Non-Tax Priority Claims specified under Bankruptcy Code §§507(a)(3) through 507(a)(7) inclusive. Each Holder of an Allowed Non-Tax Priority Claim shall be paid (a) in full in cash on the Effective Date, or (b) upon such other terms as may be agreed to between the Estate Representative and each such Creditor. In the event a Priority Claim is a Disputed Claim on the Effective Date, such Claim shall be paid in full in cash within thirty (30) days after such Claim becomes an Allowed Priority Claim or as soon thereafter as practical, or upon such other terms as may be agreed to between the Estate Representative and the Creditor. The Debtors believe that any non-tax priority claims against Ferndale are the obligation of IAR.

4.6 Class 1C: Allowed Non-Tax Priority Claims of TOE

Class 1 consists of Non-Tax Priority Claims specified under Bankruptcy Code §§507(a)(3) through 507(a)(7) inclusive. Each Holder of an Allowed Non-Tax Priority Claim shall be paid (a) in full in cash on the Effective Date, or (b) upon such other terms as may be agreed to between the Estate Representative and each such Creditor. In the event a Priority Claim is a Disputed Claim on the Effective Date, such Claim shall be paid in full in cash within thirty (30) days after such Claim becomes an Allowed Priority Claim or as soon thereafter as practical, or upon such other terms as may be agreed to between the Estate Representative and the Creditor. The Debtors believe that any non-tax priority claims against TOE are the obligation of IAR.

4.7 Class 2A: Secured Claims of Ideal Accents.

Each holder, if there are any, of an Allowed Class 2A Claim shall be entitled to recover from any bailee, or purchaser except to the extent otherwise ordered by the Court on the Effective Date the property that secures such Claim, on the later of: (i) the Effective Date or as soon thereafter as practical; or (ii) upon such other terms as may be agreed to between the Estate Representative and each such Creditor. In the event a Class 2A Claim is a Disputed Claim on the Effective Date, such Claim shall be treated as may be ordered by the court consistent with §1129(b)(2)(A) or upon such terms as may be agreed to between the Estate Representative and such Creditor.

4.8 Class 2B: Secured Claims of Ferndale.

Each holder, if there are any, of an Allowed Class 2B Claim shall be entitled to recover from any bailee, or purchaser except to the extent otherwise ordered by the Court on the Effective Date the property that secures such Claim, on the later of: (i) the Effective Date or as soon thereafter as practical; or (ii) upon such other terms as may be agreed to between the Estate Representative and each such Creditor. In the event a Class 2B Claim is a Disputed Claim on the Effective Date, such Claim shall be treated as may be ordered by the court consistent with §1129(b)(2)(A) or upon such terms as may be agreed to between the Estate Representative and such Creditor. The Debtors believe that any secured claims against Ferndale are the obligations of IAR.

4.9 Class 2C: Secured Claims of T.O.E., Inc.

Each holder, if there are any, of an Allowed Class 2C Claim shall be entitled to recover from any bailee, or purchaser except to the extent otherwise ordered by the Court on the Effective Date the property that secures such Claim, on the later of: (i) the Effective Date or as soon thereafter as practical; or (ii) upon such other terms as may be agreed to between the Estate Representative and each such Creditor. In the event a Class 2C Claim is a Disputed Claim on the Effective Date, such Claim shall be treated as may be ordered by the court consistent with §1129(b)(2)(A) or upon such terms as may be agreed to between the Estate Representative and such Creditor. The Debtors believe that any secured claims against T.O.E. are the obligations of IAR.

4.10 Class 3A: Allowed Unsecured Claims of Ideal Accents.

Each holder of an Allowed Unsecured Claim shall be paid, its pro rata share of 100,000 shares of New Common Stock on the later of: (i) the date on which Allowed Administrative Claims, Allowed Priority Tax Claims and creditors holding Allowed Class 1A, 1B, 1C, 2A, 2B, and 2C Claims are paid in full or as soon as thereafter practical; (ii) the Effective Date or as soon thereafter as practical; (iii) upon such other terms as may be agreed to between the Estate Representative and each such Creditor or (iv) within thirty (30) days after such Claim becomes an Allowed Unsecured Claim. Any securities issued to creditors that are also insiders will be Restricted securities.

As described below, Acquirer has entered into a letter of intent with D’Ambrosio Auto Group, Inc. (attached hereto as Exhibit A) for an exchange agreement and reverse merger. Creditors receiving shares of New Common Stock under the Plan will participate in any upside of that merger.

4.11 Class 3B: Allowed Unsecured Claims of Ferndale.

Each holder of an Allowed Unsecured Claim shall be paid in cash, on a pro rata basis, solely to the extent cash is available to Ferndale, on the later of: (i) the date on which Allowed Administrative Claims, Allowed Priority Tax Claims and creditors holding Allowed Class 1A, 1B, 1C, 2A, 2B, and 2C Claims are paid in full or as soon as thereafter practical; (ii) the Effective Date or as soon thereafter as practical or (iii) upon such other terms as may be agreed to between the Estate Representative and each such Creditor. In the event an Unsecured Claim is a Disputed Claim on the Effective Date, such Claim shall be paid pro rata in cash within thirty (30) days after such Claim becomes an Allowed Unsecured Claim or upon such other terms as may be agreed to between the Estate Representative and the Creditor. The Debtors believe that all Unsecured Claims against Ferndale are the obligation of IAR.

4.12 Class 3C: Allowed Unsecured Claims of T.O.E. Inc.

Each holder of an Allowed Unsecured Claim shall be paid in cash, on a pro rata basis, solely to the extent cash is available to T.O.E. Inc. on the later of: (i) the date on which Allowed Administrative Claims, Allowed Priority Tax Claims and creditors holding Allowed Class 1A, 1B, 1C, 2A, 2B, and 2C Claims are paid in full or as soon as thereafter practical; (ii) the Effective Date or as soon thereafter as practical or (iii) upon such other terms as may be agreed to between the Estate Representative and each such Creditor. In the event an Unsecured Claim is a Disputed Claim on the Effective Date, such Claim shall be paid pro rata in cash within thirty (30) days after such Claim becomes an Allowed Unsecured Claim or upon such other terms as may be agreed to between the Estate Representative and the Creditor. Creditors holding Class 3C Claims are impaired by the Plan. The Debtors believe that all Unsecured Claims against TOE are the obligation of IAR.

4.13 Class 4A: Allowed Interests of Ideal Accents, Inc.

The Class of Allowed Interests consists of the Allowed Interests of any equity security holders (i.e., stockholders) of Ideal Accents, Inc. including freely tradable shares, any shares granted, held in escrow, exchangeable shares, and or Restricted shares. All Interests shall be subordinated in all respects to all distributions to all other Classes made under the Plan. After all Creditors and all post-confirmation expenses are paid in full, including, without limitation, the fees and expenses of the Estate Representative and the professionals employed or retained by the Estate Representative, any surplus shall be distributed to Allowed Interest Holders.

The Interest Holders shall retain their interests upon the Effective Date but their shares will be subject to a reverse split. Upon Confirmation, all currently issued publicly tradable equity securities (including any exchangeable shares) will be reduced to a total aggregate amount of 25,000 outstanding shares, on a pro rata basis. Any and all authorized and issued shares of any series of Ideal Accents, Inc. stock that is not publicly tradable will be cancelled.

In addition, as soon as reasonably practicable after the Effective Date the Reorganized Debtor and Acquirer may consummate the exchange agreement with D’Ambrosio Auto Group, Inc. under the terms outlined in the letter of intent attached hereto as Exhibit A or may consummate a substantially similar transaction with another operating company, provided notice thereof is filed with the Court and served upon the Debtor and any party having filed a notice of appearance, at least 10 days prior to closing. In the event the exchange agreement is consummated, the sole remedy of creditors and interest holders shall be to exercise the put option set forth in Section 4.14.

4.14 Put Option

Creditors will also be protected in the event this transaction is not successful. In the event the shares being issued to Class 3A Creditors under the Plan are not freely tradable on a public exchange within twelve months of the Confirmation Date, at a level of at least $1.10 per share (calculated by using the average daily share price for any 30 day period), then, and only then, each Class 3A Creditor holding newly issued Common Stock, will have the absolute right to put their shares to Acquirer for one dollar and ten cents ($1.10) per share. Such option shall remain open and exercisable for a period of 3 months, from the date that is twelve months from the Confirmation Date. In the event any Class 3A Creditor exercises this option (each, an “Exercising Holder”), Acquirer shall be obligated to purchase all shares of each Exercising Holder and pay such Exercising Holder one dollar and ten cents ($1.10) per share.

4.15 Allowed Interests of Ferndale. Ideal Accents, Inc. is the sole holder of Allowed Interests in Ferndale. The Debtors believe that such interests are valueless. On the Effective Date, all issued and authorized shares will be transferred to the Estate Representative. Ideal Accents Inc.’s Interest in Ferndale shall cease and be completely extinguished.

4.16 Allowed Interests of T.O.E., Inc. Ideal Accents, Inc. is the sole holder of Allowed Interests in T.O.E., Inc. The Debtors believe that such interests are valueless. On the Effective Date, all issued and authorized shares will be transferred to the Estate Representative. Ideal Accents Inc.’s interest in T.O.E., Inc. shall cease and be completely extinguished.

ARTICLE 5

IDENTIFICATION OF CLASSES OF CLAIMS
THAT ARE IMPAIRED UNDER THE PLAN

5.1 Claims in Classes 3A, 3B, 3C and Interests in Classes 4A, 4B, and 4C as described above, are impaired under this Plan and each holder of an Allowed Claim or Interest in such Classes is entitled to vote to accept or reject the Plan.

ARTICLE 6

MEANS FOR IMPLEMENTING THE PLAN

6.1 The Plan shall be implemented and executed in accordance with the procedures set forth below:

6.1.1 Consolidation for Administrative Purposes Only.

On February 7, 2005, this Court entered an order jointly administering these cases. This order provides for procedural consolidation only. The Plan provides for the separate treatment of the Debtors' estates. As of the Confirmation Date, all assets of and claims against Ideal Accents, Inc., Ideal Accents, Inc. (Ferndale) (JTM, Inc. d/b/a Motor City Sunroof), and T.O.E., Inc. shall, in accordance with the Classes, be treated separately by the Estate Representative in separate funds established for each of the Debtors' three estates. No substantive consolidation is effected by this Plan.

6.1.2 Provisional Deletion of Ferndale and T.O.E., Inc. from Plan.

In the event this Plan fails to comply with Section 1129 of the Bankruptcy Code solely because of a fact, condition, state of affairs or situation affecting only Ferndale and/or T.O.E., Inc. (but not affecting Ideal Accents, Inc.) (e.g., failure of any impaired class of creditors of Ferndale or of T.O.E., Inc. to accept the Plan), then the bankruptcy case of the Debtor or Debtors (other than Ideal Accents, Inc.) whose plan does not satisfy requirements of §1129 shall be dismissed pursuant to 11 U.S.C. §1112, and the Plan shall proceed with respect to the remaining Debtor or Debtors.

6.1.3 Authority To Effectuate The Plan.

On the Confirmation Date, the Debtors shall be authorized to take whatever action is necessary to achieve consummation and carry out the provisions of the Plan and to effectuate distributions of cash, securities and to take all steps related to the Exchange Agreement required hereunder without further application to or order from the Bankruptcy Court.

6.1.4 Sale of Stock to Acquirer.

6.1.4.1  Reverse Split of Existing Shares of Stock Down to 25,000 Shares. Upon the Effective Date and prior to closing, Debtors shall cancel all issued and outstanding shares of their stock as to all series issues and types of stock, except that 25,000 shares of common stock (including any exchangeable shares) of Ideal Accents, Inc. shall be left in the public float by means of a reverse split as provided in Section 4.13, above.

6.1.4.2  Amendment of Articles. On the Effective Date, Ideal Accents, Inc. shall amend its articles of incorporation substantially in the form attached hereto as Exhibit B, and take any and all other actions to cause it to authorize the issuance of new shares as set forth in section 6.1.4.3, below.

6.1.4.3  Issuance and Delivery of New Shares. After canceling shares and effectuating the reverse split in section 6.1.4.1, Seller shall cause Ideal Accents, Inc. to authorize 100,000,000 (one hundred million) shares of common stock (“New Common Stock”).

Out of those authorized shares, 1,000,000 (one million) shares will be delivered to the DIP Lender on the Effective Date in full and complete satisfaction of the DIP Loan repayment obligations, and pursuant to §1145, shall be exempt from registration. Also on the Effective Date, a further 900,000 (nine hundred thousand) shares shall be delivered to Acquirer or its designee which shares shall be restricted.

6.1.4.4  Purchase Price. The purchase price for the shares described in the preceding subsection, payable in immediately available funds at closing, shall be $125,000 (the “Purchase Price”), which includes Seller’s Attorneys’ Fees should the sale to Acquirer close.

6.1.4.5  Closing. Closing shall occur on the earlier of: (a) the Effective Date of this Plan, or (b) satisfaction of all conditions to closing set forth in paragraph 6.1.4.6 below. Closing shall occur in the offices of Arent Fox, PLLC, 1675 Broadway, New York, New York 10019, or such other time and place as the parties may mutually agree.

6.1.4.6  Conditions to Acquirer’s Obligations To Close. Each of the following are conditions precedent to Acquirer’s obligation to consummate the proposed transactions:

(a) The Effective Date of this Plan shall have arrived prior to _________, 2006, and all conditions to Acquirer’s obligations to close shall have been satisfied by that date.

(b) Either Ideal Accents, Inc. shall have completed the sale of stock in its Canadian subsidiaries contemplated in section 6.1.9, or all issued and outstanding shares in such subsidiaries shall have been transferred to the Estate Representative.

(c) The Confirmation Order shall contain findings of fact, conclusions of law and relief, in form and substance satisfactory to Acquirer, including (without limitation):

(i) Approving all transactional terms discussed above;

(ii) Approving any necessary or desired amendments to Ideal Accents’ articles of incorporation, by-laws and certificate of incorporation;

(iii) Enjoining all Creditor’s and Interest holders from any recourse to the Reorganized Debtor or Acquirer or Acquirer’s equity interest holders on account of any claim against, or interest in the Debtors, the Debtors-in-Possession or the Trust arising before the Effective Date except for the right to put shares under Section 4.14;

(iv) Finding that the Bankruptcy Court has core jurisdiction to enter the Confirmation Order;

(v) Finding that due and proper notice of the motion for entry of the Order was given to all necessary parties so that all Debtors creditors and all interest holders and all “parties in interest” within the meaning of §1109 of the Bankruptcy Code are bound by such order;

(vi) Finding that there has been compliance with all elements of the Bankruptcy Code (including without limitation; §§1122, 1123, 1126 and 1129) necessary to confirm this Plan;

(vii) Finding that the consideration and value furnished by Acquirer is fair and reasonable and approving the transaction without need for auction, competitive bidding or further notice or advertisement;

(viii) Finding that, under §1141(c) of the Bankruptcy Code, shares transferred to Acquirer are vested in Acquirer free of all interests (if any) of Creditors in those shares and free of all Claims against and Interests in the Debtors or the debtors-in-possession;

(ix) Finding the Reorganized Debtor owns the sole rights to the trading symbol, “IACE.OB”;

(x) Finding that no third party consents are needed for closing or to authorize the transaction other than the Confirmation Order;

(xi) Finding that except for clause (xiii) below, neither the Acquirer is not a successor in interest of the Debtors, nor is it a successor of their respective businesses;

(xii) That the New Common Stock distributed to Creditors is exempt from registration pursuant to 11 U.S.C. §1145;

(xiii) That the Reorganized Debtor is the successor registrant to the Debtor (the pre-petition publicly traded entity);

(xiv) Finding that no Creditor or Interestholder of the Debtors or debtors in possession shall have any Claim against or Interests in (except for the New Common Stock issued pursuant to the Plan) the Reorganized Debtor or the Acquirer;

(xv) Finding that upon Closing, but prior to any reverse merger, the Reorganized Debtor has no liabilities assets (a “zero/zero balance sheet”)

(xvi) Finding that the shares issued to the Acquirer are free of any and all liens, claims or interest, pursuant to section 363(f);

(xvii) That all objections to entry of the Confirmation Order are withdrawn or over-ruled;

(xviii) That jurisdiction is reserved to the Bankruptcy Court to construe and enforce the Confirmation Order;

(xix) That the provisions of Bankruptcy Rules 6004(g) and 6006(d) shall not apply to the Order; and

(xx) Such other findings and provisions as may be reasonably requested by the Acquirer and its counsel.

6.1.4.7  Higher and Better Bids: Break-up Fee. Acquirer acknowledges that its offer contained herein is subject to such higher and better bids as may be submitted to the Debtors with at least 7 days notice to Acquirer and a reasonable opportunity to be heard. In the event a higher and better offer from a different acquirer is approved by the Bankruptcy Court, then upon entry of an order by the Bankruptcy Court approving such offer, the earnest money shall be immediately refunded to Acquirer plus an additional break-up fee of $25,000 shall be payable to Acquirer upon closing with an alternate purchaser.

6.1.4.8  Acquirer’s Assurance of Proper Business Purpose. Following Closing, Acquirer will pursue the transaction with DAG on substantially the terms and conditions set forth in the letter of intent attached as Exhibit A, or with another candidate satisfying the following conditions:

(i) Management has verifiable experience in operating and growing companies with at least one member of Senior Management having experience in operating a public company;

(ii) The target company must have qualified independent directors;

(iii) Management does not have a history of any criminal activity or securities fraud; and

(iv) The target company has a well-defined and realistic business plan.

6.1.11.2 Distributions to Holders of Allowed Classes:

Allowed Claim holders shall receive distributions in cash or securities in accordance with the Plan. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be due on the next succeeding Business Day.

It is expected that on the Effective Date, there will be no remaining Property of the Estate to distribute after payment to Allowed Administrative Claims and Allowed Claims in Class 3A and reserves for post-confirmation expenses, including, without limitation, the fees and expenses of the Estate Representative and the professionals employed or retained by the Estate Representative. In the event the Estate Representative is successful in obtaining any additional recoveries, such assets shall be distributed to the holders of Allowed Claims according to the distribution scheme set forth herein.

Class 4A Interest Holders shall retain their equity security interests but all issued and outstanding shares shall be reduced to 25,000 shares, on a pro rata basis, with each current equity security holder receiving no less than one share in the Reorganized Debtor.

6.1.11.3 Resolution of Claims and Closing Bankruptcy Case.

Once all disputed Claims have been resolved, all of the Property of the Estate has been liquidated and any litigation pending in this Court has been resolved, the Estate Representative has made all of the disbursements required to be made hereunder, the Estate Representative shall file with the Clerk of Bankruptcy Court a statement of distribution and a motion pursuant to Bankruptcy Code §350 requesting the entry of a Final Decree closing the Bankruptcy Case. Upon the entry of a Final Decree, the Bankruptcy Case shall be closed.

ARTICLE 7

DISTRIBUTIONS TO HOLDERS OF ALLOWED CLAIMS AND
PROVISION FOR TREATMENT OF DISPUTED CLAIMS

7.1 Distribution to Holders of Allowed Claims.

Distributions to each holder of an Allowed Claim shall be made: (i) at the address set forth in the Schedules; (ii) at the address set forth on the proof of claim or any amendment thereto filed by a particular Creditor, if different from the address listed in the Schedules; or (iii) at the address listed in any written notice of address change received by the Estate Representative on or prior to the Effective Date.

7.2 Disputed Claims.

No payments shall be made with respect to all or any portion of a Disputed Claim unless and until any and all objections to such Disputed Claim have been determined by a Final Order or otherwise resolved. Payments and distributions to each holder of a Disputed Claim, to the extent that the Disputed Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of this Plan.

7.3 Contingent Claims.

For purposes of this Plan, any and all Claims that are contingent or unliquidated in nature or subject to disallowance pursuant to Bankruptcy Code §502(e) shall be deemed disallowed as of the Effective Date, notwithstanding the absence of any objection filed thereto.

7.4 Claim Objections Which Are Pending As Of The Effective Date.

Claim Objections which are pending as of the Effective Date may be prosecuted after such date. Notwithstanding the occurrence of the Effective Date, the objecting party shall have the discretion to litigate to judgment, settle (with notice and approval by the Bankruptcy Court pursuant to Bankruptcy Rule 9019) or withdraw its objection to the Disputed Claim(s).

7.5 Post-Effective Date Claim Objections.

Following the occurrence of the Effective Date, only the Estate Representative may make and file objections to Claims. Such objections shall be served upon the holder of the Claim to which an objection is made. The Estate Representative shall have the discretion to litigate to judgment, settle (with notice and approval by the Bankruptcy Court pursuant to Bankruptcy Rule 9019) or withdraw its objection to the Disputed Claim(s).

ARTICLE 8

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1 Executory Contracts and Unexpired Leases.

Except as otherwise provided for in this Plan, any and all executory contracts and unexpired leases which are not expressly assumed by the Debtors or which are not the subject of a pending motion to assume on or prior to the Confirmation Date shall be deemed rejected by the Confirmation Order.

8.2 Rejection Claims' Bar Date.

Any claim resulting from the Debtors' rejection of any executory contract or unexpired lease must be filed with the Bankruptcy Court, and served upon the Estate Representative, within thirty (30) days following the rejection of such executory contract or unexpired lease. A Creditor's failure to file, timely, a claim for rejection damages shall result in the disallowance of such Claim and the holder of such Claim shall be forever barred from asserting such Claim. Any and all Allowed Claims arising out of the rejection of any executory contract or unexpired lease shall be treated in accordance with the provisions of this Plan relating to Class 3 Claims.

8.3 Deadline to Object to Rejection Claims.

Except as otherwise provided for herein, any party in interest can file an objection to a claim for damages resulting from the Debtors' rejection of any executory contract or unexpired lease.

ARTICLE 9

ACCEPTANCE OR REJECTION OF PLAN

9.1 Impaired Classes to Vote.

Each Class of Creditors and Interest Holders holding impaired Claims or Interests shall be entitled to vote as a Class to accept or reject the Plan.

9.2 Acceptance By Class of Creditors.

In accordance with Bankruptcy Code §1126(c), a Class of creditors shall have accepted the Plan if: (a) the Class is not impaired; (b) the Plan is accepted by Creditors of such Class that hold at least two-thirds of the aggregate dollar amount and more than one-half in number of the Allowed Claims of Creditors of such class that vote to accept or reject the Plan.

9.3 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code.

To the extent that any Class of Claims, entitled to vote, votes to reject the Plan, the Debtor will request confirmation of this Plan in accordance with Bankruptcy Code §1129(b).

ARTICLE 10

DISCHARGE, RELEASE, SETTLEMENT AND INJUNCTION

10.1 Discharge and Release of Claims.

10.1.1 Release of the Estate. Upon the Effective Date, each Creditor, holder of an Interest, and all parties in interest shall be deemed to forever release and waive all Claims, demands, debts, rights, causes of action and liabilities (other than the right to enforce the obligations under this Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, in any way relating to the Debtors or the Debtors' Estate that such entity has, had or may have against: (i) the Debtors; (ii) any property of the Estate; (iii) the Debtors' agents, advisors, attorneys and representatives (except as specifically provided in paragraph 10.2 below, excluding, the Debtors' current and former directors, officers, employees, shareholders and professionals); (iv) the Estate Representative; (v) the Estate Representative's attorneys, advisors and representatives; and (vi) any entity into which the Debtors are merged or which merges into the Debtors, on or after the effective date of this plan. Each Creditor, holder of an Interest and all parties in interest, to the fullest extent possible under applicable law, shall be deemed to forever release and waive all claims, demands, debts, rights, causes of action and liabilities (other than the right to enforce the obligations under this Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, that are based in whole or in part on any act, omission or other occurrence taking place after the Effective Date in any way relating to the Debtors or the Estate that such entity has, had or may have against: (i) the Debtors; (ii) the Property of the Estate; (iii) the Debtors' agents, advisors, attorneys and representatives (except as specifically provided in paragraph 10.2 below); (iv) the Estate Representative; (v) the Estate Representative's attorneys, advisors and representatives; and (vi) any entity into which the Debtors are merged or which merges into the Debtors, on or after the effective date of this plan. The administrative claims of professionals shall not be deemed discharged by the order of confirmation.

10.1.2 Release and Injunction Provisions. Except as otherwise provided for herein or in the Confirmation Order, the entry of the Confirmation Order shall permanently enjoin all Persons that have held, currently hold or may hold a Claim or other debt or liability that is subject to this Plan or who have held, currently hold or may hold an Interest that is subject to this Plan from taking any of the following actions in respect of such Claim, debt or liability or Interest: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind or means, whether directly or indirectly, any judgment, award, decree or order against the Debtors, the Estate, the Estate Representative or any entity into which the Debtors are merged or which merges into the Debtors, on or after the effective date of this plan (ii) enforcing, levying, attaching, collecting or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree or order against Property of the Estate; (iii) creating, perfecting or enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind against the Estate or property thereof; (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due and owing the Estate; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan or the Confirmation Order.

10.2 Exclusions of Liability. Except for their own gross negligence, willful misconduct or fraud, neither the Debtors, the Estate Representative, and any entity into which the Debtors are merged or which merges into the Debtors, on or after the effective date of this plan, nor any of their respective members, officers, directors, employees, attorneys, agents or professionals, nor the heirs, executors, administrators, successors or assigns of any or all of the foregoing, shall have or incur any liability to any Person for any action taken since the Petition Date or omitted to be taken prior to the Effective Date in connection with or related to the formulation, preparation, dissemination, implementation, confirmation or consummation of this Plan, the Disclosure Statement, or any other contract, instrument, release, agreement or other document created or entered into, or any act since the Petition Date taken or omitted to be taken prior to the Effective Date, in connection with this Plan or the Bankruptcy Case. This provision shall not affect or prohibit the consideration of any matter in connection with the allowance, disallowance, determination, or reconsideration of any fees allowed or to be allowed to any professional retained in connection with this matter. The exclusions of liability set forth herein shall not be effective to exclude claims to subordinate or object to claims of the insiders of the Debtor or its former officers. The release and injunction provisions hereof shall apply to any entity into which the Debtors are merged or which merges into the Debtors, on or after the effective date of this plan.

10.3 Successor Liability. Except with respect to claims or causes of action the Estate Representative may bring against IAR or other affiliates or insiders, upon entry of the Confirmation Order, there shall be no successor liability for claims against the Debtors. No holder of any claim, lien or debt, whether secured, priority tax, non-priority unsecured claim or any interest against such entities will have any rights or claims that survive confirmation. In addition, any and all claims against the Debtors shall be subject to paragraph 10.1.1 and 10.1.2 hereinabove. Accordingly, holders of claims against the Debtors including state and federal taxing authorities, shall be permanently enjoined as of the Effective Date from proceeding against the Debtors, its stockholders, officers, directors, responsible parties or any company into which the Debtors are merged or which merges into the Debtors, on or after the Effective Date of the Plan.

10.4 Preservation of Creditors’ Rights and Claims against IAR. Nothwithstanding anything contained herein or the Confirmation Order to the contrary, nothing shall reduce, limit or abridge in any manner, any Creditor’s rights or claims against IAR.

ARTICLE 11

MODIFICATION OF THE PLAN

11.1 Modification Before the Confirmation Date.

The Debtors, as proponents of the Plan, shall have the exclusive right to modify this Plan at any time prior to the Confirmation Date. Notwithstanding anything contained herein to the contrary, the Debtors may not modify the Plan so that the Plan, as modified, fails to meet the requirements of Bankruptcy Code §1122 and §1123. Once the Debtors file a modification with the Court, the Plan, as modified, becomes the Plan.

11.2 Modification After the Confirmation Date.

The Estate Representative shall have the exclusive right to modify this Plan at any time after the Confirmation Date provided, however, that any modification occurs prior to the substantial consummation of the Plan. Notwithstanding anything contained herein to the contrary, the Estate Representative may not modify the Plan so that the Plan, as modified, fails to meet the requirements of Bankruptcy Code §1122 and §1123. The Plan, as modified, becomes the Plan under this subsection only if the Court, after notice and a hearing, confirms the modified Plan pursuant to Bankruptcy Code §1129 and the circumstances warrant such modification.

11.3 Defects, Omissions, And Inconsistencies.

Subject to Bankruptcy Court approval, the Debtors may remedy any defect or omission or reconcile any inconsistencies in the Plan or amend the Plan in such manner as may be necessary to carry out the purpose and effect of this Plan, provided, however, that such remediation does not materially and adversely affect the interest of creditors.

ARTICLE 12

RETENTION OF JURISDICTION

12.1 From and after the entry of the Confirmation Order, the Court shall retain such jurisdiction as is legally permissible over the Bankruptcy Case, including, but not limited to, the following:

12.1.1  to hear and determine any and all objections to the allowance of any Claim or Interest or any controversy as to the classification, subordination or allowance of any Claim or Interest;

12.1.2  to hear and determine any and all applications by professionals for the Debtors for compensation and reimbursement of expenses that were incurred prior to the Confirmation Date, as well as to hear and determine Claims sought to be treated under section 507(a)(1) of the Bankruptcy Code;

12.1.3  to enable the Estate Representative to prosecute any Avoidance Actions and other Actions and all proceedings contemplated and which have been preserved by the Plan;

12.1.4  to liquidate any disputed, contingent or unliquidated Claims;

12.1.5  to enforce the provisions of this Plan;

12.1.6  to correct any defect, cure any omission, or reconcile any inconsistency in this Plan or in the Confirmation Order as may be necessary to carry out the purpose and the intent of this Plan;

12.1.7  to allow for a modification of the Plan pursuant to §1127 of the Bankruptcy Code;

12.1.8  to hear and determine any issue arising under §1145 of the Bankruptcy Code;

12.1.9  to determine such other matters as may be provided for in the Plan or the Confirmation Order or as may be authorized by or under the provisions of the Bankruptcy Code;

12.1.10 to determine any disputes that may arise under the provisions of this Plan, or the rights, duties or obligations of any Person under the provisions of this Plan including, without limitation, the rights and obligations of the Estate Representative;

12.1.11 to enable the consummation of the Plan and to resolve any disputes arising with respect thereto;

12.1.12 to hear and determine all Claims arising from the rejection of executory contracts or unexpired leases to which the Debtor(s) are a party;

12.1.13 to consider and act on the compromise and settlement of any Claim or cause of action by or against the Estate, respectively;

12.1.14 to adjudicate all Claims to a security interest in any property of the Debtors or in any proceeds thereof;

12.1.15 to hear and determine any and all controversies regarding the releases, waivers, guarantees and subordination rights affected by the Plan;

12.1.16 to enter such orders as are necessary or appropriate to carry out the provisions of this Plan, including, but not limited to, requiring an accounting for funds or other property received or held that belong to the Estate and disgorgement of same and the holding of private, public or auction sales of Property of the Estate;

12.1.17 to hear and determine all Professional Fee applications and fee disputes, including, without limitation, the allowance of post-Effective Date fees and expenses;

12.1.18 to adjudicate and determine any and all adversary proceedings permissible under the Plan and either the Bankruptcy Code or Bankruptcy Rules; and

12.1.19 to issue injunctions, enter and implement other orders or to take such other actions as may be necessary or appropriate to restrain interference by any person with the consummation or enforcement of this Plan;

12.1.20 to allow for the entry of a final decree closing the Bankruptcy Case.

ARTICLE 13

MISCELLANEOUS

13.1 Filing of Additional Documents.

On or before the Effective Date, the Debtors and the Estate Representative may file with the Bankruptcy Court such agreements and other documents which may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. In addition, the Bankruptcy Court, to the extent necessary, shall direct any party, including, without limitation, the Debtors or the Estate Representative, to execute all appropriate documents and instruments to implement or further the provisions of this Plan.

13.2 Transfer Taxes.

The transfer of any Property of the Estate or any shares of interest in the Debtors or of any shares of any entity into which the Debtors are merged or which merges into the Debtors, on or after the effective date of this plan, or the recording of any deed, lease or other instrument executed and delivered in connection herewith, from time to time shall be free and clear of any and all stamp or similar taxes imposed upon the making or delivery of an instrument of transfer pursuant to Bankruptcy Code 1146(c).

13.3 Recordation of the Plan and Confirmation Order.

A true, certified copy of the Plan and the Confirmation Order may be recorded in any public database or other place appropriate for such recordation. Pursuant to Bankruptcy Code §1146(c), the making or delivery of an instrument of transfer under the Plan may not be taxed under any law imposing a stamp tax or similar tax. In order to effectuate Bankruptcy Code §1146(c), each recorder of deeds or similar official for any county, city or governmental unit in which deeds for the transfer of any Property of the Estate is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such deeds for recording and promptly record such deeds.

13.4 Unclaimed Property.

Unclaimed Property shall be returned to the Estate Representative who shall deposit such property into a reserve. All Unclaimed Property deposited in this reserve shall be held, in trust, for the benefit of the holders of Allowed Claims entitled to receive such property for a period of three (3) months following the original distribution date of such Unclaimed Property. At the expiration of this three (3) month period and assuming the holders of Allowed Claims entitled to receive such Unclaimed Property do not reclaim this property, then the holders of Allowed Claims entitled to receive such Unclaimed Property shall cease to be entitled thereto and the Estate Representative shall be authorized to distribute the Unclaimed Property in accordance with the terms and conditions of this Plan and the priority of distribution set forth herein.

13.5 United States Trustee Fees.

All fees due and owing to the United State Trustee under 28 U.S.C. §1930 shall be paid on the Effective Date.

Respectfully submitted, IDEAL ACCENTS, INC., ET AL.

By:	/s/ Karim Suleman
Dated: October 6, 2006 New York, New York	Karim Suleman

ARENT FOX PLLC
Attorneys for the Debtors and Debtors-in-
Possession

/s/ Schuyler G. Carroll
Andrew I. Silfen (AS-1264)
Schuyler G. Carroll (SC-1234)
1675 Broadway
New York, New York 10019
(212) 484-3900